EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Information Statement constituting part of this PaperClip, Inc. Form 10-SB Registration Statement of our report dated March 13, 2006, relating to the 2005 financial statements of Paperclip Software, Inc., which appears in such Information Statement.

/s/ Sobel & Co., LLC
Certified Public Accountants
January 9, 2008
Livingston, New Jersey